Exhibit (n)(1)(iii)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

CLASS S SHARES

ATTACHMENT B

PORTFOLIOS

Mid Cap Growth Portfolio

Mid Cap Intrinsic Value Portfolio

Real Estate Portfolio

Sustainable Equity Portfolio

DATED: April 26, 2024